Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN ANNOUNCES THE ELECTION OF MR. JOHN (JAY) F. GLICK AS PRESIDENT OF THE COMPANY

Lufkin, Texas (August 2, 2007) Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that the Board of Directors has elected Mr. John (Jay) F. Glick as President of the Company effective today. Mr. Glick has been a senior officer of Lufkin since 1994, during which time he has served as Vice President, General Manager of both Lufkin’s Oil Field Division and Power Transmission Division. He succeeds Mr. Douglas V. Smith who has served as President since January 1993. Mr. Smith will continue to serve as the Company’s Chief Executive Officer and Chairman of the Board of Directors.

Mr. Smith remarked, “We welcome Jay to his new position at Lufkin, which reflects his broad industry experience and the outstanding job he has done at Lufkin. We look forward to his contributions to the continued long-term growth of the Company.”

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

This release may contain certain forward-looking statements, including by way of illustration and not of limitation, statements relating to liquidity, revenues, expenses and margins. The Company strongly encourages readers to note that some or all of the assumptions, upon which such forward-looking statements are based, are beyond the Company’s ability to control or estimate precisely and may in some cases be subject to rapid and material changes